PRICING SUPPLEMENT                                           File No. 333-97937
------------------                                                Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated September 25, 2002)
Pricing Supplement Number: 2283



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                              Floating Rate Notes

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
    Principal Amount:       $100,000,000                       Original Issue Date:   February 3, 2003

    Issue Price:            100.00%                            Stated Maturity Date:  February 3, 2006

    CUSIP Number:           59018YQB0

    Interest Calculation:                                      Day Count Convention:
    --------------------                                       --------------------
    /X/   Regular Floating Rate Note                           /X/   Actual/360
    / /   Inverse Floating Rate Note                           / /   30/360
            (Fixed Interest Rate):                             / /   Actual/Actual



    Interest Rate Basis:
    -------------------
    / /   LIBOR                                                / /   Commercial Paper Rate
    / /   CMT Rate                                             / /   Eleventh District Cost of Funds Rate
    / /   Prime Rate                                           / /   CD Rate
    /X/   Federal Funds Rate                                   / /   Other (see attached)
    / /   Treasury Rate
     Designated CMT Page:                                      Designated LIBOR Page:
               CMT Moneyline Telerate Page:                        LIBOR Moneyline Telerate Page:
                                                                   LIBOR Reuters Page:




    Index Maturity:         Not Applicable                     Minimum Interest Rate: Not Applicable

    Spread:                 +0.500%                            Maximum Interest Rate: Not Applicable

    Initial Interest Rate:  Calculated as if the Original      Spread Multiplier:  Not Applicable
                            Issue Date was an Interest
                            Reset Date

    Interest Reset Dates:   Each Business Day, commencing February 4, 2003 to but excluding the Stated
                            Maturity Date, subject to the following Business Day convention.

    Interest Payment Dates: Quarterly, on the 3rd of February, May, August and November commencing
                            May 3, 2003 until maturity, subject to the following Business Day convention.

    Repayment at the
    Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                   The Notes are being issued in fully registered book-entry form.

    Trustee:                JPMorgan Chase Bank

    Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Credit
                            Lyonnais Securities (USA) Inc. and BNP Paribas Securities Corp. (the
                            "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                            Pursuant to an agreement, dated January 29, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters,
                            the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                            Underwriters                               Principal Amount of the Notes
                            ------------                               -----------------------------

                            Merrill Lynch, Pierce, Fenner & Smith         $  96,000,000
                                        Incorporated
                            Credit Lyonnais Securities (USA) Inc.         $   2,000,000
                            BNP Paribas Securities Corp.                  $   2,000,000
                                                                         ---------------
                                                               Total      $ 100,000,000

                            Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                            The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


    Dated:                  January 29, 2003

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